Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement on Form S-3 (No. 333-268066) of SomaLogic, Inc.
(2) Registration Statement on Form S-8 (No. 333-260892) pertaining to the:
SomaLogic, Inc. 2009 Equity Incentive Plan
SomaLogic, Inc. 2017 Equity Incentive Plan
SomaLogic, Inc. 2021 Omnibus Incentive Plan
SomaLogic, Inc. 2021 Employee Stock Purchase Plan
Option Agreements Outside of Equity Incentive Plan
(3) Registration Statement on Form S-8 (No. 333-267596) pertaining to the:
SomaLogic, Inc. 2021 Omnibus Incentive Plan

of our report dated March 28, 2023, with respect to the consolidated financial statements of SomaLogic, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Denver, Colorado
March 28, 2023